SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Check the appropriate box:
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  |_|    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                          Level 3 Communications, Inc.

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         its filing.

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

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                                                  April 23, 2001
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 9:00 a.m. on Wednesday, May 23, 2001, at The Orpheum Theater, 409 South 16th Street, Omaha, Nebraska 68102.

     At the Annual Meeting you will be asked to consider and act upon the following matters:

o        the reelection to the Level 3 Board of Directors of five Class
         I Directors for a three-year term until the 2004 Annual Meeting of Stockholders; and

o the transaction of such other business as may properly come before the Annual Meeting.

     The Level 3 Board of Directors recommends that its stockholders reelect five Class I directors for a three-year term until the 2004 Annual Meeting of Stockholders. See "REELECTION OF CLASS I DIRECTORS PROPOSAL."

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the annual meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the annual meeting, you may vote your shares by (a) calling the toll free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the annual meeting you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of Level 3 through your broker, you will not be able to vote in person at the meeting.

                                                     Sincerely,

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
                                                     Chairman of the Board

[Logo]

                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held May 23, 2001

To the Stockholders of Level 3 Communications, Inc.:

     The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), will be held at The Orpheum Theater, 409 South 16th Street, Omaha, Nebraska 68102 at 9:00 a.m. on May 23, 2001 for the following purposes:

     1. To reelect the five Class I Directors to the Board of Directors of Level 3 for a three-year term until the 2004 Annual Meeting of Stockholders; and

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 13, 2001 as the record date for the determination of the holders of the common stock, par value $.01 per share of Level 3 (the "Level 3 Common Stock") entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The five Class I Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

     The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY A) CALLING THE TOLL FREE TELEPHONE NUMBER OR B) ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

     PLEASE NOTE THAT IF YOU HOLD YOUR SHARES OF LEVEL 3 COMMON STOCK THROUGH YOUR BROKER AND NOT DIRECTLY IN YOUR NAME, YOU WILL NOT BE ABLE TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
Dated:  April 23, 2001                               Chairman of the Board

[Logo]




                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                 Proxy Statement
                                 April 23, 2001

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 23, 2001

                             SOLICITATION AND VOTING

     This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Level 3 Communications, Inc. ("Level 3" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on Wednesday, May 23, 2001, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 24, 2001.

     As of April 13, 2001, the record date for the determination of persons entitled to vote at the Annual Meeting, there were 368,173,378 shares of the Company's Common Stock, par value $.01 per share (the "Level 3 Common Stock"), outstanding. Each share of Level 3 Common Stock is entitled to one vote on each matter to be voted upon by the Stockholders at the Annual Meeting.

     The five Class I Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Level 3 Common Stock entitled to vote as of the Record Date is required to constitute a quorum at the Annual Meeting. Under applicable Delaware law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. If such a quorum should not be present, the Annual Meeting may be adjourned from time to time until the necessary quorum is obtained.

     All shares of Level 3 Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director and in accordance with the proxy-holders' best judgment as to any other business raised at the Annual Meeting. If you elect to deliver your proxy by telephone or the Internet as described in the enclosed telephone and Internet voting instructions, your shares will be voted as you direct. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     Any Stockholder who delivers, whether by telephone, Internet or through the mail, a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering a later dated proxy, by using the telephone voting procedures, the Internet voting procedures or by voting in person at the Annual Meeting.

     Level 3 will bear its own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by the directors and officers of Level 3 by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out

-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Level 3 Common Stock held of record by such persons, in which case Level 3 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                    REELECTION OF CLASS I DIRECTORS PROPOSAL

     The Level 3 Board of Directors currently consists of 13 directors, divided into three classes, designated Class I, Class II and Class III. Class I consists of five directors and Class II and Class III consists of four directors. All five of the current Class I directors are standing for reelection. At the Annual Meeting, these Class I Directors will be reelected to hold office for a three-year term until the 2004 annual meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a Director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any as may be recommended by the Level 3 Board of Directors, or the Level 3 Board of Directors may reduce the number of Directors to eliminate the vacancy.

Information as to Nominees for Election as Class I Directors

     The  respective  ages,   positions  with  Level  3,  business   experience,
directorships in other companies and Level 3 Board of Directors committee memberships, of the nominees for election are set forth below.

     Walter Scott, Jr., 69, has been the Chairman of the Board of the Company since September 1979, and a director of the Company since April 1964. Mr. Scott has been Chairman Emeritus of Peter Kiewit Sons', Inc. since the separation of the Company's construction and diversified or non-construction related portion of its business in March 1998. Mr. Scott is also a director of Peter Kiewit Sons', Inc., Berkshire Hathaway Inc., Burlington Resources Inc., MidAmerican Energy Holdings Company, ConAgra, Inc., Commonwealth Telephone Enterprises, Inc., RCN Corporation, Kiewit Materials Company and Valmont Industries, Inc. Mr. Scott is a member of the Executive Committee of the Level 3 Board of Directors.

     James Q. Crowe, 51, has been the Chief Executive Officer of the Company since August 1997, and a director of the Company since June 1993. Mr. Crowe was also President of the Company until February 2000. Mr. Crowe was President and Chief Executive Officer of MFS Communications Company, Inc. ("MFS") from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is presently a director of Peter Kiewit Sons', Inc., Commonwealth Telephone Enterprises, Inc. and RCN Corporation. Mr. Crowe is a member of the Executive Committee of the Level 3 Board of Directors.

     Charles C. Miller, III, 48, has been Vice Chairman of the Board and Executive Vice President of the Company since February 15, 2001. Prior to that, Mr. Miller was President of BellSouth International, a subsidiary of BellSouth Corporation from 1995 until December 2000. Prior to that, Mr. Miller held various senior level officer and management positions at BellSouth from 1990.

     Mogens C. Bay, 52, has been a director of the Company since November 2000. Since January 1997, Mr. Bay has been the Chairman and Chief Executive Officer of Valmont Industries, Inc., a company engaged in the infrastructure and irrigation businesses. Prior to that, Mr. Bay was President and Chief Executive Officer of Valmont Industries from August 1993 to December 1996 as well as a director of Valmont since October 1993. Mr. Bay is also a director of Peter Kiewit Sons', Inc. and ConAgra, Inc. Mr. Bay is a member of the Compensation Committee of the Level 3 Board of Directors.

     Colin V.K. Williams, 61, has been a director of the Company since August 2000. From July 1998 until December 31, 2000, Mr. Williams was Executive Vice President of the Company and President of Level 3 International, Inc. Prior to joining the Company, Mr. Williams was Chairman of WorldCom International, Inc., where he was responsible for the international communications business and the development and operation of WorldCom's fiber networks overseas. In 1993 Mr. Williams initiated and built the international operations of MFS. Prior to joining MFS, Mr. Williams was Corporate Director, Business Development at British Telecom from 1988 until 1992.

     The Board of Directors unanimously recommends a vote FOR the nominees named above.

Explanatory Note

     On March 31, 1998, the Company separated the operations of its construction business from the diversified or non-construction related portion of its business into a new corporation (the "Split-off"). In connection with the Split-off, the Company was renamed "Level 3 Communications, Inc." and the construction business was renamed "Peter Kiewit Sons', Inc."

     Information presented in this Proxy Statement relating to periods prior to March 31, 1998, relate to information for the members of the Company's Board of Directors and executive officers at that time.

Board of Directors' Meetings

     The Level 3 Board of Directors had 4 formal meetings in 2000 and acted by written consent action on 4 occasions. In 2000, no director attended less than 75% of the meetings of the Board of Directors and the committees of which he was a member.

Executive Committee

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees.

Audit Committee

     The Audit Committee reviews the services provided by Level 3's independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls. The members of the audit committee are Robert E. Julian (Chairman), William L. Grewcock and David C. McCourt. Level 3 believes that the members of the Audit Committee are independent within the meaning of the listing standards of the National Association of Securities Dealers, the operators of The Nasdaq Stock Market. The Company has designated Arthur Andersen LLP as independent public accountants to audit the Level 3 financial statements for the 2001 fiscal year. The written charter of the Audit Committee is attached to this proxy statement as Annex I.

Audit Committee Report

     The following report was delivered to the Board of Directors of the Company by the Audit Committee on February 15, 2001. The following Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document. As indicated above, Arthur Andersen LLP has been selected as the principal independent public accountants for 2001.

     To the Board of Directors

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

     We have discussed with Arthur Andersen LLP ("Arthur  Andersen") the matters
required  to  be  discussed  by   Statement  on  Auditing   Standards   No.  61,
Communication with Audit committees, as amended, by the Auditing

Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     We have also considered whether the provision of services by Arthur Andersen not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 is compatible with maintaining Arthur Andersen's independence.

     The aggregate fees billed by the principal independent public accountants (Arthur Andersen LLP) to the Company for the year ended December 31, 2000 are as follows:

                  Annual Audit and Quarterly Reviews..........$  591,000
                  All Other Fees
                      Non-Audit Related.......................$1,025,000(1)
                      Other...................................$  427,377(2)
                           Total All Other Fees...............$1,452,377
                  Total Fees:.................................$2,043,377

(1) Consists primarily of fees related to tax compliance and planning, employee benefit plan audits and registration statements.
(2) Includes fees paid to Accenture (f/k/a Andersen Consulting) prior to its separation from Arthur Andersen LLP.

                              The Audit Committee:

                               William L. Grewcock
                                David C. McCourt
                           Robert E. Julian, Chairman

        For the year ended December 31, 2000

Compensation Committee

     The  Compensation  Committee  determines  the  compensation  of  the  Chief
Executive Officer and reviews the compensation and stock option awards of certain other senior executives.

Compensation Committee Interlocks and Insider Participations

     The Compensation Committee of the Company consists of Messrs. Michael B. Yanney, David C. McCourt, Mogens C. Bay and Richard R. Jaros, none of whom is an officer or employee of the Company.

Compensation Committee Report

     The Compensation Committee (the "Committee") is responsible for determining the cash and equity compensation of James Q. Crowe, President and Chief Executive Officer. The Committee reviews and approves the cash compensation of certain of Level 3's other senior executives based upon the recommendations of Mr. Crowe.

     Level 3 believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should consist of: (i) fair base salaries, (ii) significant cash bonus opportunities based on achievement of objectives established by Level 3 and (iii) ownership of Level 3 Common Stock and stock options to align management's interests with stockholders' interests, targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies.

     Level 3 considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) Level 3's performance measured by attainment of specific objectives, (ii) the individual performance of each executive officer, (iii) Level 3's stock price performance, (iv) comparative industry compensation levels and (v) historical cash and compensation levels. The comparable industry compensation data is based in part on public telecommunications companies that are included in the Nasdaq Telecommunications Stock Index, which was chosen as the peer group for the Performance Graph, and on the other publicly traded telecommunications and high growth technology companies with comparable market capitalization.

Determination of the Chief Executive Officer's Compensation

     For Fiscal 2000, Level 3's performance objectives included:

     o continue to offer services in an increasing number of markets in the United States, complete the construction of Gateway facilities in an increasing number of major U.S. and European markets and continue to expand the development of both local networks and Level 3's proposed intercity networks;

     o secure operating licenses and initiate development in Hong Kong and Tokyo and commence the offering of services in Hong Kong and Tokyo;

     o complete construction of Level 3's U.S. and European intercity networks;

     o accelerate the development of networks internationally in Europe and Asia;

     o attract and retain experienced personnel to enable Level 3 to meet its tactical and strategic goals;

     o complete the launch of additional innovative services that take advantage of the Level 3 Network; and

     o continue the acquisition of sufficient capital at an acceptable cost in order to fund the Level 3 business plan.

     These goals were met in fiscal 2000. As of December 31, 2000, Level 3 had operational gateway facilities in 52 U.S. markets, nine European markets and Hong Kong and Tokyo. In addition Level 3 had operational facilities based metropolitan networks in 26 U.S. markets and six major European markets. Level 3 has established its Asian headquarters in Hong Kong and secured required government licenses in both Hong Kong and Tokyo and began offering services in those markets during 2000. Also in 2000, Level 3 announced its intention to offer services in Taipei, Taiwan and Seoul, South Korea. Peter Kiewit Sons', Inc., the program manager for the construction of the Level 3 North American intercity network, substantially completed the construction of Level 3's North American intercity network. In addition, construction and installation of fiber in the first empty conduit on Rings 1 and 2 of the Level 3 intercity network in Europe, were completed during 2000. During 2000 Level 3 continued to "light" portions of the North American intercity network and to carry customer traffic on those portions. During 2000, Level 3 also completed the development of a 1.28 Tbps transatlantic submarine cable system and announced the development of a
2.56 Tbps North Asian Cable System, which is expected to be placed into service during 2001. Each of these submarine cable systems will have an initial transmission capacity of 320 Gbps.

     Also during 2000, Level 3 launched (3)Crossroads, its high speed Internet access product, which includes Destination Sensitive Billing - a billing feature that charges customers based on the distance that the information is transported rather than a flat fee. By the end of 2000, Level 3 had an aggregate of 5,537 employees in the communications portion of its business. Finally, during 2000, the Company raised approximately $5.786 billion in gross proceeds from successful common stock, convertible subordinated note and high yield debt offerings and other real estate financing transactions.

     Based on the achievement of these goals and for aggressively pursuing the implementation of Level 3's business plan to expand its information services business to provide a broad range of communications services over a new end-to-end network based on Internet Protocol technology, Mr. Crowe was awarded an aggregate of 240,922 Outperform Stock Options in 2000. Mr. Crowe was also awarded an aggregate of 437,200 Special Recognition Outperform Stock Options in 2000. In addition, Mr. Crowe was awarded a $1.0 million performance bonus.

Equity Compensation

     The Committee approves all awards made under the Level 3 1995 Stock Plan. Periodically the Committee approves grants to existing employees and also approves awards to new employees as an incentive to join Level 3. Awards made to the Company's named executive officers and certain other key employees are approved by a subcommittee of the Compensation Committee comprised of Messrs. Bay and Yanney.

                           The Compensation Committee:

                                  Mogens C. Bay
                                Richard R. Jaros
                                David C. McCourt
                           Michael B. Yanney, Chairman

        For the year ended December 31, 2000

Executive Compensation

     The table below shows the annual compensation of the chief executive officer and the next four most highly compensated executive officers of the Company for the 2000 fiscal year (the "Named Executive Officers").

                           Summary Compensation Table

                          Annual Compensation

                                                                                                                 All Other
                                                                                                               Compensation
Name and Principal Position    Year                                                Long Term Compensation         ($)(4)
                                                                     Other                      Securities
                                                                     Annual      Restricted     underlying
                                                                  Compensa-tion    Stock       Options/SARs
                                        Salary ($)   Bonus ($)        ($)       award(s) (#)      (#)(1)
James Q. Crowe                  2000     350,000     1,000,000         -             -              -                 136,925
CEO                             1999     350,000    1,000,000(2)  1,500,000(3)       -              -                  76,416
                                1998     350,012      300,000          -             -              -                  32,740

Kevin J. O'Hara                 2000     272,307      700,000          -             -              -                  99,678
President and COO               1999     259,615      400,000          -             -              -                 149,646
                                1998     237,109      250,000      115,579(3)        -              -                  70,704

R. Douglas Bradbury             2000     260,000      400,000          -             -              -                  65,574
Vice Chairman and Executive     1999     259,615      350,000          -             -              -                 142,646
Vice President                  1998     249,999      250,000       62,500(3)        -              -                  70,704

Colin V.K. Williams             2000     279,170      350,000          -             -              -                  60,848
Executive Vice President        1999     250,000      350,000          -             -              -                 121,700
                                1998      76,669      120,000          -           75,082           -                       -

Sureel A. Choksi                2000     206,677      260,000          -             -              -                  42,440
Group Vice President and CFO    1999     128,846      120,000          -             -              -                  46,999
                                1998     100,000       40,625      25,000(3)         -              -                  20,048


     (1)  See discussion below regarding Outperform Stock Option grants.

     (2) Approximate value at December 17, 1999. This bonus was paid to Mr. Crowe in the form of a grant of 13,594 fully vested Outperform Stock Options, which will expire on the fourth anniversary of the grant.

     (3) Other Annual Compensation means perquisites and other personal benefits received by each of the Named Executive Officers, if over $50,000. The only reportable amounts are amounts that represent relocation allowances and the payment of closing costs relating to the purchase of a new residence in the Broomfield, Colorado area.

     (4) The amounts in this column represent (i) amounts of salary and bonus forgone by the Named Executive Officers pursuant to the Level 3
          Communications,   Inc.   1998  Deferred   Stock   Purchase  Plan  (the
          "ShareWorks Match Plan"),  (ii) Level 3
          matching contributions to the ShareWorks Match Plan on behalf of the Named Executive Officers, and (iii) year-end contributions to the accounts of the Named Executive Officers pursuant to the Level 3 Communications, Inc. Employee Stock Bonus Plan (the "ShareWorks Grant Plan"). These amounts are held in accounts for the Named Executive Officers as shares or units of Level 3 Common Stock. These amounts represent the year-end value of such accounts based on the last reported sale price of the Level 3 Common Stock on December 31, 2000, 1999 and 1998, respectively.

     No Named Executive Officer received any stock options (see below for a description of the grants of Outperform Stock Options to the Named Executive Officers), stock appreciation rights ("SARs") or long-term incentive performance ("LTIP") payouts for the fiscal year ended December 31, 2000.


                     Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table
                            Shares                          Number of Securities           Value of Unexercised
                         Acquired on        Value          Underlying Unexercised      In-the-money Options/SARs at
Name                       Exercise      Realized ($)    Options/SARs at FY-End (#)            FY-End ($)(1)
                                                        Exercisable    Unexercisable   Exercisable    Unexercisable
James Q. Crowe                -               -               -              -              -               -
Kevin J. O'Hara               -               -            325,000            175,000       -               -
R. Douglas Bradbury       45,000(2)      1,232,460(2)      605,000            350,000       -               -
Colin V.K. Williams           -               -               -              -              -               -
Sureel A. Choksi              -               -            55,000              45,000     1,804,715        1,476,585

     (1) On December 29, 2000 (the last trading day of 2000), the last reported sale price for the Level 3 Common Stock as reported by The Nasdaq Stock Market was $32.813.

     (2) Mr. Bradbury continues to hold the 45,000 shares of Level 3 Common Stock acquired on the exercise options during 2000. The Value Realized represents the aggregate difference between the market price of the Level 3 Common Stock on the date of exercise and the option exercise price.

Outperform Stock Option Grants

     The Company's OSO program is the primary component of Level 3's long term incentive, stock based compensation programs. The OSO program was designed by the Company so that its stockholders receive a market related return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly employees' and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the S&P 500 Index. The value received for options under the OSO plan is based on a formula involving a multiplier related to how much our common stock outperforms the S&P 500 Index. Participants in the OSO program do not realize any value from options unless our common stock price outperforms the S&P 500 Index. To the extent that the Level 3 common stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of Non Qualified Stock Options or NQSOs.

     In July 2000, the Company adopted a convertible outperform stock option program, ("C-OSO") as an extension of the existing OSO plan. The program is a component of the Company's ongoing employee retention efforts and offers similar features to those of an OSO, but provides an employee with the greater of the value of a single share of the Company's common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise. The following table summarizes the grant of OSO Program awards to the Named Executive Officers during 2000.

                                            OSO Program Grants In Last Fiscal Year
                                                                                               Value of Total Unexercised
                                                                   Total Number of Awards at    In-the Money Awards at
                                       Individual Grants                 FY-End (#)(1)              FY-End ($)(2)
                               Number of Awards  Expiration Date  Exercisable  Unexercisable  Exercisable   Unexercisable
               Name                Granted
     James Q. Crowe
        OSO Awards                        49,168         03/01/04      320,000        998,122      -            3,753,265
                                          63,918         06/01/04
                                          63,918         09/01/04
                                          63,918         12/01/04
        SR-OSO Awards (1)                437,200         12/01/04      -             -             -             -

     Kevin J. O'Hara
         OSO Awards                        16,008         03/01/04      100,000        577,224      -            1,920,320
                                           20,810         06/01/04
                                           32,703         09/01/04
                                           32,703         12/01/04
         SR-OSO Awards(1)                 165,000         12/01/04      -             -             -             -

     R. Douglas Bradbury
         OSO Awards                        16,008         03/01/04      100,000        713,438      -            1,221,963
                                           20,810         06/01/04
                                           20,810         09/01/04
                                           20,810         12/01/04
         SR-OSO Awards(1)                 150,000         12/01/04      -             -             -             -

     Colin V.K. Williams
         OSO Awards                        16,008         03/01/04       75,000        221,951      -            1,221,963
                                           20,810         06/01/04
                                           20,810         09/01/04
                                           20,810         12/01/04
         SR-OSO Awards(1)                  26,013         12/01/04      -             -             -             -

     Sureel A. Choksi(3)
         OSO Awards                         5,717         03/01/04       12,000        177,412      -              663,390
                                            7,432         06/01/04
                                           11,297         09/01/04
                                           11,297         12/01/04
         SR-OSO Awards(1)                  75,000         12/01/04      -             -             -             -

     (1) An OSO award vests in equal quarterly installments over two years. No OSO award, including a vested OSO award, granted prior to March 1, 2001 can be exercised until the second anniversary of the date of its grant. OSO awards after March 1, 2001 awards can be exercised upon vesting. The OSO awards provide for acceleration of vesting and the lifting of the two year prohibition on exercise (with respect to OSO awards granted prior to March 1, 2001) in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998). SR-OSO awards or Special Recognition OSO Awards were granted on December 1, 2000. SR-OSO awards have all of the same features as an OSO award other than with respect to vesting and exercising. SR-OSO awards vest 25% of the SR-OSO award on May 31, 2001 and the remaining 75% of the SR-OSO award on May 31, 2002. SR-OSO awards are fully exercisable upon vesting.

     (2) OSO and SR-OSO value at December 31, 2000 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO and a SR-OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO or SR-OSO award, as the case may be, until the award has been exercised.

     (3) Mr. Choksi also received a grant of Convertible Outperform Stock Options (C-OSOs). Mr. Choksi received a grant of 26,612 C-OSOs on September 1, 2000 and a grant of 26,612 C-OSOs on December 1, 2000. Mr. Choksi's C-OSOs will vest over a period of three years at the rate of 1/6 of the total on the first anniversary of the date of grant, an additional 1/3 of the total on second anniversary of the date of grant and the remainder of the total on the third anniversary of the date of grant. At December 31, 2000, no C-OSOs were exercisable and the value of all C-OSOs granted to Mr. Choksi was $873,252.

Section 16(a) Beneficial Ownership Reporting Compliance

     To Level 3's knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Level 3 Common Stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934.

Director's Compensation

     During 2000, each of the directors of the Company who were not employed by the Company during 2000 received directors fees consisting of an annual retainer of $200,000. Messers. Yanney and Julian each received an annual retainer of $210,000, which includes additional fees for serving as chairman of the Compensation Committee and Audit Committee, respectively. These fees have been paid to these directors in the form of grants of Level 3's Outperform Stock Options.

Certain Relationships and Related Transactions

     All share information has been adjusted to reflect the Company's 2-for-1 stock split, effected as a stock dividend in August 1998.

     During 1999, Mr. Crowe entered into an agreement for the period October 1999 to October 2000 to purchase personal use of the Company's aircraft. Mr. Crowe has agreed that the Company will charge him the cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The Company received a total payment in the amount of $89,419 from Mr. Crowe under this agreement for calendar year 2000 and estimates that the amount to be paid by Mr. Crowe for calendar year 2001 will be approximately $100,000.

     Messers. Scott, Crowe, Bay, Grewcock and Stinson are members of the Board of Directors of Peter Kiewit Sons', Inc. ("PKS") as well as members of the Board of Directors of the Company. Mr. Stinson is also the chief executive officer of PKS.

     On June 18, 1998, Level 3 entered into a contract with PKS for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction of the North America intercity network was substantially completed at December 31, 2000. Level 3 has also entered into various other agreements with PKS including agreements for construction activities relating to its local networks, gateway facilities and headquarters facilities in Broomfield, Colorado. For the year ended December 31, 2000, the Company incurred the following costs under these agreements to PKS: $1.713 billion relating to construction of intercity and local networks as well as gateway construction; approximately $50 million for construction of the Company's headquarters facilities; and approximately $1 million for miscellaneous construction projects. PKS has the opportunity to earn a significant award fee with respect to the construction of the intercity network, the amount of which will be based on cost and speed of construction, quality, safety and program management. The award fee will be determined by Level 3's assessment of PKS' performance in each of these areas. In 2000, the Company accrued approximately $138 million toward the award fee, which is included in the $1.713 billion indicated above.

     Level 3 and PKS are parties to various aircraft operating agreements pursuant to which PKS provides Level 3 with aircraft maintenance, operations and related services. During 2000, Level 3 incurred costs to PKS of approximately $1.9 million pursuant to these agreements.

     In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a separation agreement and a tax-sharing agreement.

     Separation Agreement. Level 3 and PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between PKS and Level 3 after the Split-off and certain other matters. The Separation Agreement provides that each of PKS and Level 3 will indemnify the otherwith respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

     The Separation Agreement provides that each of Level 3 and PKS will be granted access to certain records and information in the possession of the other company, and requires that each of Level 3 and PKS retain all such information in its possession for a period of ten years following the Split- off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

     The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the Split-off will be paid 82.5% by Level 3 and 17.5% by PKS. On March 18, 1998, Level 3 and PKS entered into an amendment to the Separation Agreement that provides that PKS will bear substantially all of those expenses if the Level 3 Board determined to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination").

     The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by PKS.

     Tax Sharing Agreement. Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

     The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes would be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

     Mine Management Agreement. In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to 30% of the adjusted operating income of the coal mining properties. Level 3 incurred expenses for services provided by KMG under the Mine Management Agreement of $29 million for the year ended December 31, 2000. The term of the Mine Management Agreement expires on January 1, 2016.

     In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

     In September 2000, the Company sold its entire 50% ownership interest in The Walnut Creek Mining Company to a subsidiary of Peter Kiewit Sons', Inc. for a cash payment of approximately $37 million.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the beneficial ownership of Level 3 Common Stock, as of February 15, 2001, by Level 3's directors, the Named Executive Officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding Level 3 Common Stock.

                                                            Number of Shares of      Percent of Common Stock
 Name                                                          Common Stock+            Beneficially Owned

Walter Scott, Jr.(1) ..................................               32,833,958               8.9%
James Q. Crowe(2) .....................................                9,950,612               2.7
R. Douglas Bradbury(3) ................................                3,015,190                *
Kevin J. O'Hara(4) ....................................                1,886,410                *
Colin V.K. Williams(5) ................................                  290,344                *
Sureel A. Choksi(6)....................................                  117,000                *
Mogens C. Bay..........................................                   15,000                *
William L. Grewcock(7).................................               11,525,428               3.1
Richard R. Jaros(8) ...................................                3,518,898               1.0
Robert E. Julian(9) ...................................                3,993,580               1.1
Charles C. Miller, III.................................                  115,824                *
David C. McCourt.......................................                  115,000                *
Kenneth E. Stinson.....................................                  724,493                *
Michael B. Yanney .....................................                   86,460                *
Directors and Executive Officers
   as a Group (18 persons)(10) ........................               69,575,610               18.7

Janus Capital Corporation(11)..........................               23,480,896               6.3

     *    Less than 1%.

     + It is the Company's practice to included in this table the number of shares of common stock issuable upon exercise of Outperform Stock Options, if any, which are exercisable within 60 days. The value of the Outperform Stock Options is dependent upon the extent to which the Company's common stock has outperformed the results of the S&P 500. The number of shares of common stock issuable upon exercise of an Outperform Stock Option has been calculated based upon the closing price of the Company's common stock on February 1, 2001. The number of shares issuable upon exercise of an Outperform Stock Option is therefore subject to changes in the extent to which the Company's common stock has outperformed the results of the S&P 500 and the Company's common stock closing price.

     (1) Includes 99,700 shares of common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers and 383,502 shares of common stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds.

     (2) In May 2000, Mr. Crowe announced that he had contributed 500,000 shares of common stock to a trust of which he is the sole beneficiary and that the trust would sell 2,000 shares each trading day until all the shares held by the trust were sold. The information in the above table includes the remaining 124,000 shares of common stock held by that trust as of February 1, 2001. In addition, on March 1, 2001, Mr. Crowe announced that he had contributed 1,000,000 shares of common stock to a second trust of which he is the sole beneficiary and that the trust would sell forward purchase contracts with respect to the shares held by the trust on a weekly basis. The information in the above table includes the entire 1,000,000 shares held by that trust.

     (3) Includes 655,000 shares of common stock subject to vested non-qualified stock options.

     (4) Includes 46,000 shares of common stock held by Kevin J. O'Hara Family LTD Partnership. Includes 350,000 shares of common stock subject to vested non-qualified stock options.

     (5) Includes 7,000 shares held by The Lanhydrock Limited Partnership, of which Mr. Williams is the sole general partner and 14,000 shares held by Dreason (Bermuda) Limited of which Mr. Williams is the 70% stockholder.

     (6) Includes 65,000 shares of common stock subject to vested non-qualified stock options.

     (7) Includes 1,154,640 shares of common stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of common stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers. At February 1, 2001, includes 2,000,000 shares of common stock held by a grantor trust, of which Mr. Grewcock is the residual beneficiary. Subsequent to February 1, 2001, 825,118 shares of common stock were transferred from this grantor trust to Mr. Grewcock and as a result 1,174,882 shares of common stock are now held directly by the grantor trust.

     (8) Includes 370,000 shares of common stock held by the Jaros Family Limited Partnership. At February 1, 2001, includes 1,200,000 shares of common stock held by Mr. Jaros and 800,000 shares of common stock subject to options held by a grantor trust of which Mr. Jaros is the residual beneficiary and a total of 440,000 shares held by two additional grantor trusts of which Mr. Jaros is the residual beneficiary. Subsequent to February 1, 2001, Mr. Jaros deposited substitute property in certain grantor trusts resulting in the return to Mr. Jaros of 220,000 shares of common stock. In addition, it is anticipated that substantially all of the options to purchase 800,000 shares of common stock held by another grantor trust will be return to Mr. Jaros directly.

     (9) Includes 1,000,000 shares held by a Julian Properties, LP, of which Mr. Julian is the sole general partner.

     (10) Includes 3,741,249 shares of common stock subject to vested non-qualified stock options.

     (11) Janus Capital Corporation's address is 100 Filmore Street, Denver, Colorado 80206. The following information is based solely on Janus Capital Corporation ("Janus Capital") Schedule 13D-G dated February 15, 2001.

          Janus Capital owns 23,480,896 shares of common stock, which includes 380,626 shares of common stock issuable upon conversion of $51.325 million in principal amount of our 6% convertible subordinated notes that held by Janus Capital. Janus Capital is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of Level 3 Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Mr. Thomas Bailey owns approximately 12.2% of Janus Capital. In addition to being a stockholder of Janus Capital, Mr. Bailey serves as President and Chairman of the Board of Janus Capital and filed the joint statement with Janus Capital as a result of such stock ownership and positions which may be deemed to enable him to exercise control over Janus Capital. Mr. Bailey does not own of record any shares of Level 3 Common Stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to Level 3 Common Stock held by the Managed Portfolios. All shares reported herein have been acquired by the Managed Portfolios, and Mr. Bailey specifically disclaims beneficial ownership over any shares of Level 3 Common Stock that he or Janus Capital may be deemed to beneficially own. Furthermore, Mr. Bailey does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Performance Graph

     The following performance graph shall not be deemed to be incorporated by reference by means of any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

     The graph below compares the cumulative total return (stock appreciation plus reinvested dividends) of the Company's common stock with two indexes of publicly traded stocks. Prior to the Split-off, the Company had two classes of common stock, Class C Construction & Mining Group Restricted Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock") and Class D Stock. For substantially all of the periods presented the Company's stock was not publicly traded. Beginning in the fourth quarter 1997, the Company's Class D Stock commenced trading on the over-the-counter market of the National Association of Securities Dealers, Inc. During the fourth quarter, the only quarter during which trading occurred, the range of the high and low bid information for the Class D Stock was $20.41 to $29.00. The Level 3 Common Stock now trades on The Nasdaq National Market under the symbol "LVLT." Because the Split-off occurred during 1998, no performance graph information is presented for the Class C Stock. For performance graph information regarding the Class C Stock, please see the proxy materials of Peter Kiewit Sons', Inc.

     Pursuant to the terms of the Company's Restated Certificate of Incorporation for all periods presented, other than for the last three quarters of 1998, the Company's stock was valued by a formula contained in the Restated Certificate of Incorporation. Company stock was valued at the end of the Company's fiscal year and the formula value was reduced as dividends are declared during the following year. For purposes of the graphs, it has been assumed that dividends were immediately reinvested in additional shares of Level 3 Common Stock, although such reinvestment was not permitted in actual practice. Although for fiscal years prior to 1998, the Company's fiscal year ended on the last Saturday in December, its stock is compared against indexes which assume a fiscal year ending December 31. The formula value of the Class D Stock was linked to the performance of the Company's Diversified Group (which are the operations that remained in the Company after the Split-off), which is primarily engaged in communications, information services and coal mining businesses.

     The graph compares the cumulative total return of the Level 3 Common Stock (formerly Class D Stock) for the five year period 1996 - 2000 with the S&P 500 Index and the Nasdaq Telecommunications Index. In prior years, the Company has also compared the cumulative total return of the Level 3 Common Stock with the Dow Jones Coal Index. The Dow Jones Coal Index is no longer published, and is therefore not included in the performance graph. The graph assumes that the value of the investment was $100 on December 31, 1995, and that all dividends and other distributions were reinvested. In addition, all stock prices and dividends reflect a dividend of four shares of Class D Stock for each outstanding share of Class D Stock that was effective December 1997 and a dividend of one share of Level 3 Common Stock (formerly Class D Stock) for each outstanding share of Level 3 Common Stock effective August 1998.

                  Comparison of 5 Year Cumulative Total Return
              Among the Level 3 Common Stock, the S&P 500 Index and
                       the Nasdaq Telecommunications Index

                               [Performance Graph]

                                                 1995       1996        1997         1998         1999         2000
Common Stock                                   100.00     110.61      118.76       879.23      1669.27       656.14
S&P 500 Index                                  100.00     122.96      163.98       210.84       255.22       231.98
Nasdaq Telecommunications Index                100.00     102.25      149.26       247.02       438.28       188.48

                                  OTHER MATTERS

     It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the 2002 Annual Meeting must be received by Level 3 on or before March 24, 2002, but no earlier than February 23, 2002 to be included in the proxy material of Level 3 relating to such meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder's name and record address, the number of shares of Level 3 Common Stock which are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material ___ interest of such stockholder in such proposal and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in the Level 3 By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy Filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado, 80021.

                             AUDIT COMMITTEE CHARTER

                                  Organization

     The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and Level 3 Communications, Inc. (the "Company"). Members of the Audit Committee shall be considered "independent" as defined from time to time by the listing requirements of the national securities exchange or over the counter market upon which the Company's common stock is then listed. All Audit Committee members will be financially literate, and at least one member will have past employment experience in finance or accounting or related financial management expertise.

                               Statement of Policy

     The Audit Committee shall provide assistance to the members of the board of directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communications between the directors, the independent auditors, the Company's internal audit department and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

                                Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

         In carrying out these responsibilities, the Audit Committee will:

     o Obtain annually the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

     o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     o Have a clear understanding with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders'
          representatives, and that it is the Board of Directors and the Audit Committee, as the stockholders' representatives, that have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

     o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors' compensation and at the conclusion thereof review such audit or reviews, including any comments or recommendations of the independent auditors.

     o Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

     o Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.

     o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of the Company's management present.

     o    Report the results of the annual audit to the Board of Directors.

     o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     o    Include a report of the Audit Committee in the proxy statement.

     o Submit the minutes of all meetings of the Audit Committee to, or alternatively, discuss the matters discussed at each Committee meeting with, the Board of Directors.

     o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.